                                                                    EXHIBIT 99.1
                                                       100 East Patterson Street
                                                        Tecumseh, Michigan 49286
(TECUMSEH LOGO)                                                 www.tecumseh.com

FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                     Teresa Hess
                                                    Director, Investor Relations
                                                       Tecumseh Products Company
                                                                    517-423-8455

          TECUMSEH PRODUCTS COMPANY REPORTS FIRST QUARTER 2008 RESULTS

     - First quarter net income increased to $17.0 million, compared to a net loss in the prior-year period

     - Total cash and equivalents improved to $197.0 million, an increase of $120.2 million when compared to the fourth quarter 2007

     - Liquidity continues to improve as a result of a new credit agreement and recent restructuring efforts undertaken during 2007

TECUMSEH, MICH., MAY 7, 2008 -- Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its first quarter ended March 31, 2008, highlighted by a return to profitability and significantly improved liquidity.

"During the past year, our team has worked diligently to refocus Tecumseh Products on higher margin business opportunities that leverage our core competency as a leading global designer and manufacturer of compressors and related products," said Ed Buker, Chairman, President and CEO of Tecumseh Products. "The decision to divest the Company of non-core businesses during 2007 has had the intended effect of reducing our substantial debt position and related interest expense, while also allowing us to center our efforts on improving the competitive positioning of our products in the marketplace."

Consolidated net sales from continuing operations in the first quarter of 2008 decreased to $280.1 million from $293.8 million in 2007. Compressor sales accounted for the decline, decreasing by $14.1 million Sales of compressors for commercial applications increased by $15.1 million; while this was due in part to price increases when compared to the same period of 2007, it was also associated with a reduction in order backlog from the fourth quarter of 2007. These increases in sales were offset by declines in refrigeration & freezer compressors of $21.2 million, associated primarily with a downturn in market volumes as well as market share in North America and Europe. Some of these declines in market share were deliberate, in instances where profit margins were unacceptable due to the declining value of other currencies against the Brazilian real. Sales of compressors for air conditioning and all other applications also declined by $8.0 million. The remaining sales increase of $0.4 million was attributable to a business that is not associated with the Company's compressor operations.

Cost of sales was $238.5 million in the three months ended March 31, 2008, as compared to $264.0 million in the three months ended March 31, 2007. As a percentage of net sales, cost of sales was 85.1% and 89.9% in the first quarters of 2008 and 2007, respectively.

Growth in operating profitability was largely attributable to a decline in the cost of sales and selling/administrative expenses from the year-ago first quarter; these improvements were partially offset by a net $0.5 million charge recorded in the period. Gross margin contributed an additional $11.8 million to 2008 operating profit when compared to the same period of 2007, improving from $29.8 million in 2007 to $41.6 million in 2008. Current-year margin was favorably impacted by selling price advances of $8.1 million. In addition, although sales volumes declined when compared to the first quarter of 2007, these declines were more than offset by an improved mix of higher-margin products, which contributed a net improvement of $1.6 million to 2008 results. Gains in productivity, reduced engineering costs and other improvements of $5.8 million, in addition to gains from the sale of the Company's airport facility and an airplane of $4.2 million, were offset by increased expense for the weakening of the U.S. dollar ($5.4 million) and higher commodity costs ($2.5 million).

Selling, general and administrative ("SG&A") expenses were $26.6 million in the three months ended March 31, 2008 as compared to $28.3 million in the three months ended March 31, 2007. As a percentage of net sales, selling, general and administrative expenses were 9.5% and 9.6% in the first quarters of 2008 and 2007, respectively. A $5.1 million reduction in professional fees incurred for one-time projects was the primary factor in the decline. This improvement was offset by $3.4 million of net administrative costs recognized in continuing operations that were previously allocated to discontinued operations.

Buker continued: "For the past several months, our team has been engaged in a comprehensive operational review of our business designed to help us optimize current and potential market opportunities. Upon completion of this review during the second quarter, we intend to begin sharing with stockholders our longer-term strategy for growing the business. In the near-term, we expect to continue to face challenges from increased commodity costs and changes in currency values. On the positive side, however, we continue to engage in a coordinated effort to rationalize costs throughout the organization, improve supply chain management, and employ stringent product quality controls throughout our global operations. We also intend to emphasize the importance of our valued customers, by providing the highest level of service possible."

Earnings from continuing operations before taxes increased to $9.0 million in the current quarter, compared to a loss of $2.6 million in the prior year first quarter. Financial performance was adversely impacted by a $1.5 million increase in interest expense when compared to first quarter 2007. The increase was primarily attributable to $1.4 million in capitalized debt amendment costs associated with the Company's former First Lien credit agreement, which were expensed in the first quarter of 2008 upon its termination.

In 2007, the Company sold the majority of its Electrical Components and Engine & Power Train businesses, thereby eliminating the Company's domestic debt in the fourth quarter of 2007. The Company anticipates that, with the elimination of this debt, Tecumseh will reduce its annualized interest expense, including amounts recognized in both continuing and discontinued operations, by approximately $22.0 million.

Buker commented: "During 2007, operating cash flows declined substantially, leading us to rely on existing cash balances, proceeds from credit facilities and asset sales to fund our operations. However, with the sale of our Electrical Components and Engine & Power Train businesses late last year, we eliminated our entire debt balance in North America and, as such, subsequently reduced our annualized interest expense. These efforts, combined with our renewed focus on process reengineering and targeted market penetration, contributed positively to our profitability in the first quarter."

As of March 31, 2008, the Company reported total cash and cash equivalents of $197.0 million, an increase of $120.2 million when compared to fourth quarter of 2007. The most significant elements of this increase in cash were the gross proceeds of $100.0 million realized from the reversion of the Company's salaried retirement plan, and net income of $17.0 million.

"With nearly $200 million in cash and equivalents, we're well positioned to support the ongoing growth of our business," continued Buker. "Furthermore, we expect capital expenditures in 2008 and beyond to remain at levels considerably below the historical averages, due primarily to the elimination of capital-intensive activities and to the recently divested businesses, as well as our decision to increase sourcing of lower cost components from foreign suppliers. Looking ahead, we currently forecast capital expenditures of $20-$25 million in 2008."

Tecumseh reported that commodity costs, key currency rates and a continued slowing in the U.S. economy, among others, had a significant impact on its business operations during the first quarter. Certain key commodities, including copper, continue to trade at elevated levels compared to recent history. From January 1, 2007 through March 31, 2008, the price of copper increased by approximately 35.4%; in the three months since the beginning of 2008 alone, copper prices increased by 27.5%. As of March 31, 2008, the Company held more than 60% of its total projected copper requirements for the remainder of 2008 in the form of forward purchase contracts, which should provide substantial protection from further price increases during the year, but will detract from the ability to benefit from any price decreases. In addition, the Company expects the cost of aluminum, steel and other purchased materials to be more costly in 2008 versus 2007. As of March 31, 2008, aluminum costs had risen by 24.1% when compared to January 1, 2008; steel costs had risen by 37.9% since the beginning of this year, and by 48.1% when compared to January 1, 2007. In the aggregate, the Company expects the total 2008 cost of purchased materials for the full year, net of hedging activities, to be approximately $23 to $35 million more than the prior year, depending on commodity cost levels in the second half of 2008.

In addition, the Brazilian real, euro and Indian rupee continue to strengthen against the dollar and, as of March 31, 2008, had strengthened 18.2%, 16.4% and 9.2% respectively since the beginning of 2007. While the Company has considerable forward purchase contracts to cover its exposure to additional fluctuations in value during the year, the average rate expected to be realized, giving consideration to Tecumseh's contracts, is approximately 12% stronger against the dollar and is expected to have a negative financial impact of approximately $19 million when compared to 2007. As part of Tecumseh's efforts to offset these conditions, the Company said it intends to implement selective price increases throughout the year to cover its increased material and currency costs, as necessary.

"While current trends in foreign currencies and key commodities continue to be unfavorable, our ability to effectively hedge against these fluctuations where we have exposure will help to mitigate the volatility in our expected operating profitability as we look to the remainder of 2008," said James Nicholson, Chief Financial Officer of Tecumseh Products. "Recent volatility in global energy and credit markets has led us to take an increasingly conservative stance as we seek to manage profitably through a modest recessionary phase in select geographies. That said, we believe our global manufacturing and distribution model diversifies our exposure amid the current economic climate, and should help fuel the ongoing rebound in our business over the long-term."

CONFERENCE CALL TO DISCUSS FIRST QUARTER 2008 RESULTS

Tecumseh Products Company will host a conference call to report on the first quarter 2008 results on Thursday, May 8, 2008 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) the Company's ability to maintain adequate liquidity in total and within each foreign operation; ii) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; iii) weather conditions affecting demand for replacement products; iv) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) actions of competitors; vii) changes in business conditions and the economy in general in both foreign and domestic markets; viii) the effect of terrorist activity and armed conflict; ix) economic trend factors such as housing starts; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) the Company's ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) the outcome of the judicial restructuring of the Company's Brazilian engine manufacturing subsidiary; xviii) increased or unexpected warranty claims; and xix) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

                                                             Three Months Ended
(Dollars in millions except per share amounts)                    March 31,
                                                            --------------------
                                                              2008       2007
                                                            -------   ----------
NET SALES                                                   $ 280.1    $ 293.8
   Cost of sales and operating expenses                       238.5      264.0
   Selling and administrative expenses                         26.6       28.3
   Impairments, restructuring charges and other items           0.5        0.0
                                                            -------   --------
OPERATING PROFIT                                               14.5        1.5
   Interest expense                                            (7.3)      (5.8)
   Interest income and other, net                               1.8        1.7
                                                            -------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES           9.0       (2.6)
   Tax expense (benefit)                                        1.2       (0.6)
                                                            -------   --------
   Income (loss) from continuing operations                     7.8       (2.0)
   Income (loss) from discontinued operations, net of tax       9.2      (14.8)
                                                            -------   --------
NET INCOME (LOSS)                                           $  17.0     ($16.8)
                                                            -------   --------
Basic earnings (loss) per share:
   Continuing operations                                    $  0.42     ($0.11)
   Discontinued operations                                     0.50      (0.80)
                                                            -------   --------
NET EARNINGS (LOSS) PER SHARE, BASIC                        $  0.92     ($0.91)
                                                            -------   --------
Diluted earnings (loss) per share:
   Continuing operations                                    $  0.39     ($0.11)
   Discontinued operations                                     0.46      (0.80)
                                                            -------   --------
NET EARNINGS (LOSS) PER SHARE, DILUTED                      $  0.85     ($0.91)
                                                            -------   --------
WEIGHTED AVERAGE SHARES, BASIC (in thousands of shares)      18,480     18,480
                                                            -------   --------
WEIGHTED AVERAGE SHARES, DILUTED (in thousands of shares)    19,871     18,480
                                                            =======   ========

* The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the "Company") are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The December 31, 2007 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States ("U.S. GAAP"). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report for the fiscal year ended December 31, 2007. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                         Three Months Ended
    (Dollars in millions)                                     March 31,
                                                         ------------------
                                                           2008      2007
                                                         -------  ---------
NET SALES:
   Compressor Products                                    $275.2   $289.3
   Other (a)                                                 4.9      4.5
                                                          ------   ------
      Total net sales                                     $280.1   $293.8
                                                          ======   ======
OPERATING INCOME (LOSS):
   Compressor Products                                    $ 18.2   $ 10.5
   Other (a)                                                 1.1      1.0
   Corporate expenses                                       (4.3)   (10.0)
   Impairments, restructuring charges, and other items      (0.5)      --
                                                          ------   ------
Total operating income from continuing operations           14.5      1.5
Interest expense                                            (7.3)    (5.8)
Interest income and other, net                               1.8      1.7
                                                          ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES     $  9.0    ($2.6)
                                                          ======   ======

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      MARCH 31,   December 31,
(Dollars in millions)                                   2008          2007
                                                      ---------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                        $  197.0     $   76.8
      Restricted Cash                                      14.4          6.8
      Short-term investments                                5.0          5.0
      Accounts receivable, net                            118.5         93.2
      Inventories                                         148.0        143.4
      Assets held for sale                                 21.8         21.9
      Other current assets                                129.1         50.6
                                                       --------     --------
         TOTAL CURRENT ASSETS                             633.8        397.7
   Property, plant and equipment - net                    345.5        353.3
   Goodwill and other intangibles                          21.1         20.2
   Prepaid pension expense                                128.4        233.4
   Other assets                                            88.7        160.3
                                                       --------     --------
         TOTAL ASSETS                                  $1,217.5     $1,164.9
                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                          $  172.1     $  123.0
      Short-term borrowings                                65.1         59.5
      Liabilities held for sale                             2.0          2.6
      Accrued liabilities                                  82.0         84.2
                                                       --------     --------
         TOTAL CURRENT LIABILITIES                        321.2        269.3
   Long-term debt                                           3.1          3.3
   Deferred income taxes                                   10.5         10.2
   Pension and postretirement benefits                     59.7         89.1
   Product warranty and self-insured risks                 10.7         10.0
   Other non-current liabilities                           37.2         37.1
                                                       --------     --------
         TOTAL LIABILITIES                                442.4        419.0
   STOCKHOLDERS' EQUITY                                   775.1        745.9
                                                       --------     --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $1,217.5     $1,164.9
                                                       ========     ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                 Three Months Ended
(Dollars in millions)                                                 March 31,
                                                                 ------------------
                                                                   2008      2007
                                                                 -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Cash provided by (used in) operating activities          $120.5    ($50.8)
                                                                  ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Effect of the deconsolidation of TMT Motoco                        --      (0.3)
   Proceeds from sale of assets                                      6.8        --
   Capital expenditures                                             (0.8)     (1.9)
   Change in restricted cash                                        (7.6)       --
                                                                  ------    ------
         Cash used in investing activities                          (1.6)     (2.2)
                                                                  ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt amendment costs                                             (1.6)       --
   Proceeds / repayments from First Lien Credit Agreement, net        --       8.3
   Other borrowings / repayments, net                                4.8       8.8
                                                                  ------    ------
         Cash provided by financing activities                       3.2      17.1
                                                                  ------    ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                             (1.9)      2.7
                                                                  ------    ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   120.2     (33.2)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                              76.8      81.9
                                                                  ------    ------
   End of period                                                  $197.0    $ 48.7
                                                                  ======    ======


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